U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2, Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ATHERON, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	TBA
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
3598 Durango St. Palanan, Makati City 1235, Philippines	Business First Formations, Inc. 3702 S. Virginia St., #G12-401 Reno, NV 89502
(Name and address of principal executive offices)	(Name, address and telephone of agent for service)

Registrant's telephone number, including area code: (632) 728 1626
Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box | |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  |__|

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE(3)
Common Stock	900,000 shares	$0.02	$18,000	$2.28

(1)  This price was arbitrarily determined by Atheron, Inc.
(2)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.
(3)  Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

SUBJECT TO COMPLETION, Dated NOVEMBER 1, 2006

PROSPECTUS
ATHERON, INC.
900,000
COMMON STOCK
INITIAL PUBLIC OFFERING
___________________

The selling shareholders named in this prospectus are offering up to 900,000 shares of common stock offered through this prospectus. We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities. We have, however, set an offering price for these securities of $0.02 per share. This offering will expire in 90 days unless extended by the board of directors. The board of directors has discretion to extend the offering period for a maximum of an additional 90 days.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.02	None	$0.02
Total	$18,000	None	$18,000

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.02 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: November 1, 2006

Page
Summary	5
Risk Factors	7
Risks Related To Our Financial Condition and Business Model	7
If we do not obtain additional financing, our business will fail	7
Because we have only recently commenced business operations, we face a high risk of business failure	7
Because our success is tied to the quality and market acceptance of our formula, our inability to offer our formula in a manner that appeals to the consuming public against existing gasoline products could harm our business.	8
Because of the unique difficulties and uncertainties inherent in the development of a product unrecognized in the market, we face a high risk of business failure.	8
If we are unable to successfully compete within the gasoline technology business, we will not be able to achieve profitable operations.	8
Because we may be unable to make the substantial research and development investments required to remain competitive in our business, we may fall behind in the gasoline industry and our business will suffer.	9
Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability	9
Because we may fail to protect our proprietary rights and incur the costs associated with protecting those rights, whether we are successful or not, our business may be harmed and unable to compete.	9
Because our executive officers do not have any training specific to the particulars of marketing products, there is a higher risk our business will fail	10
Because our officers and directors only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.	10
Because our officers and directors own 58% of our outstanding common stock, investors may find that corporate decisions influenced by these individuals are inconsistent with the best interests of other stockholders.	10
Because our officers and directors own 58% of our outstanding common stock, the market price of our shares would most likely decline they were to sell a substantial number of shares all at once or in large blocks.	10
Risks Related To Legal and Other Uncertainties	11
Because we are subject to government regulation in the Philippines, the anticipated costs of our mixed gasoline formula may increase.	11
Because some of the ingredients in our formula may be carcinogenic, we may face resistance in marketing our formula.	11
Because we could be forced to spend significant time and money on our formula if it contains, or is rumored to contain, design defects or errors, we may be forced out of business.	11
Because we plan to conduct our business in the Philippines and other locations in Asia, we may be subject to political instability that could harm our business.	11

Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.	12
Risks Related To This Offering	13
If a market for our common stock does not develop, shareholders may be unable to sell their shares	13
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline	13
Because we will subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board the level of trading activity in our stock may be reduced.	13
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.	14
Forward-Looking Statements	14
Use of Proceeds	15
Determination of Offering Price	15
Dilution	15
Selling Shareholders	15
Plan of Distribution	18
Legal Proceedings	19
Directors, Executive Officers, Promoters and Control Persons	19
Security Ownership of Certain Beneficial Owners and Management	21
Description of Securities	21
Interest of Named Experts and Counsel	23
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	23
Organization Within the Last Five Years	24
Description of Business	24
Plan of Operations	34
Description of Property	36
Certain Relationships and Related Transactions	37
Market for Common Equity and Related Stockholder Matters	37
Executive Compensation	40
Financial Statements	41
Changes in and Disagreements with Accountants	42
Available Information	42

Summary

Atheron, Inc.

Our Business

We are in the business of developing a technology (formula) for ethanol-methanol gasoline which is prepared from light oil, naphtha, straight-run gasoline and key additives. Our mixed gasoline formula is not yet completed and will require further research and development before it is ready for commercial use. Once developed, we intend to license our formula initially in the Philippines, and if demand warrants, into China and other countries in Asia. We expect this formula will be less expensive than regular gasoline and will be less harmful to the environment.

We are a development stage company and have not generated any sales to date. As of August 31, 2006, we had $15,000 cash on hand, $4,000.00 in prepaid expenses, and liabilities in the amount of $19,985. Accordingly, our negative working capital position as of August 31, 2006 was ($985). Since our inception through August 31, 2006, we have incurred a net loss of $43,985. We attribute our net loss to having no revenues to offset our expenses and the professional fees related to the creation and operation of our business. Our current working capital is not sufficient to enable us to commercialize our formula. For these and other reasons, our independent auditors have raised substantial doubt about our ability to continue as a going concern. Accordingly, we will require additional financing.

Corporate Information and History

We were formed as a Nevada corporation on May 8, 2006. Our principal executive offices are located at 3598 Durango St. Palanan, Makati City 1235, Philippines. Our telephone number is (632) 728-1626. Our fiscal year ended is August 31.

The Offering

Securities Being Offered	Up to 900,000 shares of our common stock.
Offering Price and Alternative Plan of Distribution
The offering price of the common stock is $0.02 per share. We intend to apply to the NASD over-the-counter bulletin board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
2,150,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.
Offering Period	The shares are being offered for a period up to 90 days from the date this Prospectus is effective with the Securities and Exchange Commission, unless extended by us for an additional 90 days.

Summary Financial Information

Balance Sheet Data	From inception May 8, 2006, to August 31, 2006 (Audited).
Cash	$ 15,000
Total Assets	$ 19,000
Liabilities	$ 19,985
Total Stockholder’s Deficit	$ (985)

Statement of Loss and Deficit	From inception May 8, 2006, to August 31, 2006 (Audited).
Revenue	$ 0
Loss for the Period	$ (43,985)

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our common stock are not publicly traded. In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related To Our Financial Condition and Business Model

If we do not obtain additional financing, our business will fail

As of August 31, 2006, we had cash in the amount of $15,000. Operating expenses from inception to period ended August 31, 2006, totaled $43,985, and we experienced a net loss of ($43,985) against no revenue. Our accumulated deficit for the period ended August 31, 2006 is ($43,985). Our future is dependent upon our ability to obtain financing and upon future profitable operations by the sale or license of our mixed gasoline formula to petrochemical companies. Our auditors have issued a going concern opinion and raised substantial doubt as to our continuance as a going concern. When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets. This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time. The auditor’s going concern opinion may inhibit our ability to raise financing because we may not remain operational for an indefinite period of time resulting in potential investors failing to receive any return on their investment. In the event we are unsuccessful in obtaining additional funds and/or operating profitably, the business will fail and you will lose your entire investment.

Because we have only recently commenced business operations, we face a high risk of business failure.

We have just begun the initial stages of developing our mixed gasoline formula. As a result, we have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on May 8, 2006, and to date have been involved primarily in organizational activities, the development of our formula and establishing marketing channels in which to sell or license our formula. We have not earned any revenues as of the date of this prospectus, and thus face a high risk of business failure.

Unanticipated problems, expenses and delays are frequently encountered in achieving revenues in development stage companies. Our ability to generate significant operating revenues will depend on our ability to, among other things, successfully develop our mixed gasoline formula; successfully market, distribute and sell our formula; and obtain the financing required to implement our business plan. Any one or combination of these contingencies occurring subjects our company to a high risk of business failure.

Because our success is tied to the quality and market acceptance of our formula, our inability to offer our formula in a manner that appeals to the consuming public against existing gasoline products could harm our business.

We do not currently have a marketable mixed gasoline formula. In the development of our mixed gasoline formula, a quality end-product is important to our success and competitive position, and the inability to offer and develop our formula to end users could harm our business. If we are unable to anticipate problems in the use of our formula, we may not be able to achieve market acceptance and produce revenues. There are no assurances that our developing formula will be successful, and in that regard, a formula that does not match consumer needs could adversely affect our business.

Our formula must not harm the vehicles and machinery that will use it. Since we have never tested our formula in any engine, much less tested the long term effect of our formula in a wide array of vehicles and machinery, we can offer no assurance that our formula will work in the short or long term. Moreover, gasoline is a standard commodity, and our ability to successfully compete with existing gasoline products turns on whether we are able to offer advantages that we are seeking to obtain, including better miscibility, proper evaporation nature, high antiknock characteristics and anticorrosion nature, high stability and low cost. If we are unable to offer these advantages against existing gasoline products, we will not be able to effectively market our formula and we will go out of business.

Because of the unique difficulties and uncertainties inherent in the development of a product unrecognized in the market, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by emerging companies developing products to compete with those already recognized in the market and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the business activities that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to our research and development, roadblocks in finding avenues to market our formula, resistance from competing businesses, and additional costs and expenses that may exceed current estimates, to name a few. Any of these factors have the potential to complicate, if not permanently ruin our chance for success.

If we are unable to successfully compete within the gasoline technology business, we will not be able to achieve profitable operations.

The gasoline industry is highly competitive. This industry has a multitude of competitors, all of which have greater financial resources than us. As a result, we may experience difficulty competing with other businesses when attempting to market our mixed gasoline formula, and may never achieve profitable operations because of our small status in this intense market.

Numerous factors beyond our control may affect the marketability of our formula. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of oil and environmental protection. These factors could inhibit our ability to sell or license our formula.

Because we may be unable to make the substantial research and development investments required to remain competitive in our business, we may fall behind in the gasoline industry and our business will suffer.

The gasoline industry requires substantial investment in research and development in order to develop and bring to market new and enhanced technologies and products. Although we plan to stay competitive with continued research and development, there can be no assurances that we will have sufficient resources to maintain the level of investment in research and development that is required to remain competitive.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability.

Prior to completion of our mixed gasoline formula, we anticipate that we will incur increased operating expenses without realizing any revenues. We expect to incur continuing and significant losses into the foreseeable future. As a result of continuing losses, we may exhaust all of our resources and be unable to complete the development of our formula. Our accumulated deficit will continue to increase as we continue to incur losses. We may not be able to earn profits or continue operations if we are unable to generate significant revenues from the sale or licensure of our formula. There is no history upon which to base any assumption as to the likelihood that we will be successful, and we may not be able to generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because we may fail to protect our proprietary rights and incur the costs associated with protecting those rights, whether we are successful or not, our business may be harmed and unable to compete.

The extent and value of our intellectual property is necessarily uncertain, and our efforts to protect our intellectual property rights may not be successful. Our formula comes from ingredients commonly used and available to the public. However, we believe our formula has advantages above that of traditional gasoline products. We are in the process of researching patent rights, and we are not aware of anyone in Philippines having any patents, trademarks and/or copyright protection for the technologies and any proprietary rights to these technologies. As such, a third party may copy or otherwise obtain our formula without authorization. If this occurs, we are uncertain whether we will be able to enforce our rights in the Philippines or other countries in Asia where we expect to do business. If we are able to engage in litigation to enforce our rights to our formula, we expect the process to be inherently expensive and unpredictable. Any such litigation may be unsuccessful and could require us to incur substantial costs and divert significant valuable resources, including the efforts of our technical and management personnel, which may harm our business materially. Moreover, we may have a judicial forum declare our rights to the formula invalid or unenforceable or have claims of such narrow scope as to be of little economic value.

Because our executive officers do not have any training specific to the particulars of marketing products, there is a higher risk our business will fail

Ms. Susanna Hilario and Mr. Rey V. Supera, our officers and directors, do not have any training in the areas of marketing and business management. While these persons have significant experience in the fuel industry, our management may not be fully aware of many of the specific business requirements related to working within this industry. As a result, our management may lack certain skills that are advantageous in managing a company of this nature, which could be very detrimental to our business.

Because our officers and directors only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Ms. Susanna Hilario and Mr. Rey V. Supera, our officers and directors, devote 20 to 40 hours per week to our business affairs. We do not have an employment agreement with either Ms. Hilario or Mr. Supera, nor do we maintain key man life insurance policies for these individuals. Currently, we do not have any full or part-time employees. If the demands of our business require the full business time of our officers and directors, it is possible that Ms. Hilario and Mr. Supera may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

Because our officers and directors own 58% of our outstanding common stock, investors may find that corporate decisions influenced by these individuals are inconsistent with the best interests of other stockholders.

Ms. Susanna Hilario and Mr. Rey V. Supera are our officers and directors. They own approximately 58% of the outstanding shares of our common stock. Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of its assets, the interests of these individuals may still differ from the interests of the other stockholders.

Because our officers and directors own 58% of our outstanding common stock, the market price of our shares would most likely decline they were to sell a substantial number of shares all at once or in large blocks.

Ms. Hilario owns 625,000 shares of our common stock and Mr. Supera owns 625,000 shares of our common stock which equates to 58% of our outstanding common stock. There is presently no public market for our common stock and we plan to apply for quotation of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. If our shares are publicly traded on the over-the-counter bulletin board, these officers and directors will be eligible to sell their shares publicly subject to the volume limitations in Rule 144. The offer or sale of a large number of shares at any price may cause the market price to fall. Sales of substantial amounts of common stock or the perception that such transactions could occur, may materially and adversely affect prevailing markets prices for our common stock.

Risks Related To Legal and Other Uncertainties

Because we are subject to government regulation in the Philippines, the anticipated costs of our mixed gasoline formula may increase.

Currently, we have not experienced any difficulty with compliance of any laws or regulations which affect our business. However, there is a risk that new regulations could increase our costs of doing business, prevent us from marketing our mixed gasoline formula, and make compliance with new regulations unduly burdensome.

Because some of the ingredients in our formula may be carcinogenic, we may face resistance in marketing our formula.

One or more of the ingredients in our mixed gasoline formula may be carcinogenic. A carcinogen is a chemical known or believed to cause cancer in humans. The number of proven carcinogens is comparatively small, but many more chemicals are suspected to be carcinogenic. We may face political or consumer resistance to our formula if it is suspected to be carcinogenic, which would be detrimental to our business.

Because we could be forced to spend significant time and money on our formula if it contains, or is rumored to contain, design defects or errors, we may be forced out of business.

Because creating a gasoline formula is highly complex, we may produce a formula that contains design defects. If errors defects are discovered after we have licensed the rights to third-parties, we could be materially adversely affected in one or more of the following ways:

▪	replacement formulas could impose substantial costs on us;
▪	rumors, false or otherwise, may be circulated by the press and other media, which could cause a decrease in demand for our formula; and
▪
customers or end users may file suits or assert other legal claims against us alleging damages caused by defects in our formula. If we do not successfully defend such suits, we could be required to pay substantial damages. Even if we prevail in suits filed by customers or end users, we may be required to expend significant funds in defense.

Because we plan to conduct our business in the Philippines and other locations in Asia, we may be subject to political instability that could harm our business.

We plan to conduct our business in the Philippines, and from there to other locations in Asia. These countries have been subject to political instability and terrorist activities. We cannot assure you that we will be successful in overcoming the risks that relate to or arise from operating in international markets. Risks inherent in doing business on an international level include:

▪	economic and political instability;
▪	changes in regulatory requirements, tariffs, customs, duties and other trade barriers;
▪	transportation delays;
▪	power supply shortages and shutdowns;
▪	difficulties in staffing and managing foreign operations and other labor problems;
▪	existence of language barriers and cultural distinctions;
▪	acts of God, including floods, typhoons and earthquakes; and
▪	other uncertainties relating to the administration of, or changes in, or new interpretation of, the laws, regulations and policies of the jurisdictions in which we conduct our business.

In addition, our activities outside the United States are subject to risks associated with fluctuating currency values and exchanges rates, hard currency shortages and controls on currency exchange.

The risks inherent in our international operations have been increased by the threat of terrorist attacks. These attacks, coupled with an international military response, have created an uncertain economic environment, and we cannot predict the impact of these political threats or any related military action, on our customers or our business.

Because new legislation, including the Sarbanes-Oxley Act of 2002, increases the cost of compliance with federal securities regulations as well as the risks of liability to officers and directors, we may find it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act and it is costly to remain in compliance with the federal securities regulations. Additionally, we may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles. Significant costs incurred as a result of becoming a public company could divert the use of finances from our operations resulting in our inability to achieve profitability.

Risks Related To This Offering

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop. We currently plan to apply for quotation of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 900,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 42% of the common shares outstanding as of the date of this prospectus.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC and our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 or 60 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.02 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.
We intend to apply to the NASD over-the-counter bulletin board for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 900,000 shares of common stock offered through this prospectus. All of the shares were acquired from us by the selling shareholders in an offering that was exempt from registration pursuant to Regulation S of the Securities Act of 1933 and completed on May 31, 2006.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of August 31, 2006 including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered by each;
3. the total number of shares that will be owned by each upon completion of the offering;
4. the percentage owned by each upon completion of the offering; and
5. the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 2,150,000 shares of common stock outstanding on August 31, 2006.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Belen D. Leyesa 32 Sto Nino Village, Bolbok Batangas City Philippines	30,000	30,000	0	0
Carlo L Gutierrez Aboboto Street Calapan, Oriental Mindoro Philippines	30,000	30,000	0	0
Catherine Dionisio 1578 Mayhaligue Street Sta Cruz Manila Philippines	30,000	30,000	0	0
Clint Asehan Block 12, Lot 6, Katherine Townhomes, Progressive 12, Molino Rd 3, Bacoor Cavite Philippines	30,000	30,000	0	0
Dennis Gepiga Bermoy 9301 Diamond Extension, Umali Subdivision, Los Baños, Laguna 4030 Philippines	30,000	30,000	0	0
Divinofiel Jaras 928 Kundiman Street, Sampaloc, Manila 1008 Philippines	30,000	30,000	0	0
Dolores T Ramos Lot 7B, BLK 7, Emerald Street Montalban Rizal Philippines	30,000	30,000	0	0
Eloisa Larman Tuyo, Balanga, Bataan Philippines	30,000	30,000	0	0
Ernesto Mamalateo Capitangan, Abucay Bataan Philippines	30,000	30,000	0	0
Felipe Aquino 31 Lincoln St., SFDM, QC Philippines	30,000	30,000	0	0
German T. Torres 8567 E Ramos Street, Marikina City Philippines	30,000	30,000	0	0
Grace Remolador 47 Lot Blk 78, Golden City Subd, Sta Rosa Laguna Philippines	30,000	30,000	0	0

Jaime R Lim 74 ML Quezon St. Tagig City Philippines	30,000	30,000	0	0
Jessubel Herrero 115 Valhalla Street Pasay Philippines	30,000	30,000	0	0
Joan De Guzman 47 Riverside Bulihan, Malolos Bulacan Philippines	30,000	30,000	0	0
Jocelyn Agno 8234 Constancia Street, Makati City Philippines	30,000	30,000	0	0
Jose Gabriel Reyes 100 Lalakay Los Banos Laguna 4030 Philippines	30,000	30,000	0	0
Kriska Dinglasan 246 Sitio Seekers, Banaba West, Batangas City Philippines	30,000	30,000	0	0
Leandrito Asuncion 2565 Alabastro Street, San Andres Bukid Manila Philippines	30,000	30,000	0	0
Liza Q. Castillo 2928 E A. Bautista Street, Punta Sta. Ana Manila Philippines	30,000	30,000	0	0
Lolita P Alindayu Blk 78, Lot 47 Phase II, Golden City, Sta. Rosa, Laguna Philippines	30,000	30,000	0	0
Nenet Macatangay 31 Lincoln St., SFDM, QC Philippines	30,000	30,000	0	0
Racquel Carreos 2482-D, Crisolita Street, San Andres Bukid Manila Philippines	30,000	30,000	0	0
Raul Edquila 3598 Durango Street Palanan Makati City Philippines	30,000	30,000	0	0
Wilfredo T. Ramos #14 Callejon, Sulucan Street, Malabon Metro Manila Philippines	30,000	30,000	0	0
Willvenn Tracy Felipe 2649D Felix Huertas Street, Sta. Cruz, Manila Philippines	30,000	30,000	0	0
Zenaida Meriales Tambubong, Tayuman, Binangonan, Rizal Philippines	30,000	30,000	0	0
Maila Mariano 2482-D, Crisolita Street, San Andres Bukid Manila Philippines	30,000	30,000	0	0
Domiciana Perez 17-10th Ave. Murphy Cubao QC Philippines	30,000	30,000	0	0

Josephine M. Visayana B15 L15 Bacoor Cavite Philippines	30,000	30,000	0	0

None of the selling shareholders;
(1)	has had a material relationship with us other than as a shareholder at any time within the past three years or;
(2)	has been one of our officers or directors.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

The sales price to the public is fixed at $0.02 per share until such time as the shares of our common stock become traded on the NASD Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;
2.	a price related to such prevailing market price of our common stock, or;
3.	such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Business First Formations, Inc., 3702 S. Virginia Street, #G12-401, Reno, Nevada 89509.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages as of August 31, 2006 are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Ms. Susanna Hilario	President, Director, Treasurer (Principal Accounting Officer) and Secretary	34	May 8, 2006
Mr. Rey V. Supera	Director and Chief Technology Officer	29	May 8, 2006

Set forth below is a brief description of the background and business experience of executive officers and directors.

Ms. Susanna Hilario is our President, Director, Treasurer (Principal Accounting Officer), Secretary and a member of our board of directors. Since January 2001, Ms. Susanna Hilario has been the Operations Manager/Owner of CCW, Inc. Ms. Hilario has not held any directorships in any public companies prior to service with our company.

Mr. Rey V. Supera is our Chief Technology Officer and a member of our board of directors. Mr. Rey V. Supera was a technician/researcher in Kali Chemical Inc. from 1996 to 2005. Mr. Supera has not held directorships in public companies prior to service with our company.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We do not currently have any significant employees aside from our directors and officers.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of August 31, 2006, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class
Common	Ms. Susanna Hilario 7636 Guijo cor Sacred Heart Street, San Antonio Village, Makati City, Philippines	625,000	29%
Common	Mr. Rey V. Supera 3596 Durango Street, Palanan, Makati City, Philippines	625,000	29%
Total of all directors and executive officers		1,250,000	58%

(1)
The persons named above have full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

(2)	The percent of class is based on 2,150,000 shares of common stock issued and outstanding as of August 31, 2006.

Description of Securities

Our authorized capital stock consists of 75,000,000 shares of common stock, with a par value of $0.001 per share. As of August 31, 2006, there were 2,150,000 shares of our common stock issued and outstanding. Our shares are held by thirty-two (32) stockholders of record.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the

State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The Corporate Law Center, attorney Ronald Serota, Esq., our independent legal counsel, has provided an opinion on the validity of our common stock, and Ronald N. Silberstein CPA PLLC, independent certified public accountants, has audited our financial statements included in this Prospectus and registration statement to the extent and for the periods set forth in their audit report. Ronald N. Silberstein CPA PLLC has presented their report with respect to our audited financial statements. The report of Ronald N. Silberstein CPA PLLC is included in reliance upon their authority as experts in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Organization within the Last Five Years

We were incorporated on May 8, 2006, under the laws of the state of Nevada. Ms. Susanna Hilario and Mr. Rey V. Supera, our officers and directors, have been promoters of our company since its inception.

Description of Business

Overview

We were formed as a Nevada corporation on May 8, 2006. Our principal executive offices are located at 3598 Durango St. Palanan, Makati City 1235, Philippines. Our telephone number is (632) 728 1626.

We are in the business of developing a technology for ethanol-methanol gasoline which is prepared from light oil, naphtha, straight-run gasoline and key additives. Our mixed gasoline formula is not yet completed and will require further research and development before it is ready for commercial use. Once developed, we intend to license our formula initially in the Philippines, and if demand warrants, into China and other countries in Asia.

We believe our mixed gasoline formula will offer a number of advantages over existing gasoline products. Our formula should provide better miscibility than traditional gasoline. Miscibility refers to the property of various substances, liquids in particular, to be mixed together and form a homogenous material. The better the miscibility available in gasoline, the cleaner it will burn, resulting in better overall engine performance and cleaner pistons, rings, plugs and exhaust ports. In addition, we believe our formula will have a lower evaporation rate. A main ingredient in gasoline is ethanol, which evaporates easily. An excessive amount of unburned evaporated fuel tends to result in higher quantities of smog in the atmosphere. Our formula is designed to prevent an excessive amount of evaporation.

We also believe our product will prevent premature detonation (or “knocking”) in the engine. Lead was previously used as an effective anti-knocking agent by increasing the fuel’s octane rating. Our formula uses anti-knocking additives that similarly increase the octane rating for greater efficiency and power. Our formula is expected to have higher stability. When gasoline is stagnant for a certain period of time, gums and varnishes tend to build up and precipitate in the gasoline, causing what is known as“stale fuel.” This results in build up in the cylinders and fuel lines, complicating engine start-up. A stabilizer, which will be used in our formula, is expected to help prevent build up and extend the life of the engine.

Finally, we believe our mixed gasoline formula will cost less to consumers than traditional gasoline. According to a CNNMoney.com article in early 2005, consumers in some parts of the world are paying around $6.50 USD per gallon of gasoline. As we close in on 2007, the price of gasoline continues to sour. We believe that our mixed gasoline formula will help alleviate the burden on the consuming public. We plan to license our formula initially in the Philippines, and then branch off to other nations if demand grows. The regular gas price at the pump in the Philippines is about $3 per gallon similar to that in United States, only the GDP per capita in the Philippines is only 3% of that in the United States, so an increase in gas prices has a more drastic impact in the Philippines than in the United States. President Macapagal-Arroyo warned that rising oil prices threatens the country’s foreign exchange reserves as well as its energy supply. According to one source, for every $10 increase in world crude oil prices, the Philippines government has to spend an extra $1.26 billion of its foreign exchange reserves (http://news.inq7.net/nation/index.php
?index=1&story_id=48078). With these repercussions in place, we are hopeful that our low-cost mixed gasoline formula will have a positive impact in the Filipino market.

We are a development stage company and have not generated any sales to date. We are in the initial stages of developing our formula, have very limited cash resources and are in need of substantial additional capital to execute our business plan. For these and other reasons, our independent auditors have raised substantial doubt about our ability to continue as a going concern.

Our principal executive offices are located at 3598 Durango St. Palanan, Makati City 1235, Philippines. Our telephone number is (632) 728 1626.

Demand for Crude Oil

As explained in the International Energy Outlook 2006 (IEO2006), world oil demand is expected to grow from 80 million barrels per day in 2003 to 98 million barrels per day in 2015 and 118 million barrels per day in 2030. Demand increases strongly despite world oil prices that are 35 percent higher in 2025 than projected in last year’s outlook (http://www.eia.doe.gov/oiaf/ieo/world.html). Much of the growth in oil consumption is projected for the nations of non-OECD Asia, where strong economic growth is expected. Non-OECD Asia (including China and India) accounts for 43 percent of the total increase in world oil use over the projected period. While the country of the Philippines was not specifically mentioned in the IEO2006 projections, we believe that it falls within Non-OECD Asia and will experience much growth in oil consumption as well.

To meet the projected increase in world oil demand in the IEO2006 reference case, total petroleum supply in 2030 will need to increase by 38 million barrels per day, to 118 million barrels per day, from the 2003 level of 80 million barrels per day. OPEC producers are expected to provide 14.6 million barrels per day of the increase. Higher oil prices will cause a substantial increase in non-OPEC oil production—23.7 million barrels per day, which represents 62 percent of the increase in total world oil supplies over the projection period. The estimates of production increases are based on current proved reserves and a country-by-country assessment of ultimately recoverable petroleum.

Much of the world’s incremental oil demand is projected for use in the transportation sector, where there are few competitive alternatives to petroleum; however, several of the technologies associated with unconventional liquids (gas-to-liquids, coal-to-liquids, and ethanol and biodiesel produced from energy crops) are expected to meet a growing share of demand for petroleum liquids during the projection period. Of the projected increase in oil use in the reference case over the 2003 to 2030 period, one-half occurs in the transportation sector. The industrial sector accounts for a 39-

percent share of the projected increase in world oil consumption, mostly for chemical and petrochemical processes.

With the projected growth in oil for both the transportation and industrial sectors, we believe that our mixed gasoline formula will be met with strong demand in Non-OECD Asia countries such as the Philippines.

How Gasoline is Made

Gasoline is a mixture of hydrocarbons blended with a few additives to meet the performance needs of automobile engines. The major raw material for gasoline is crude oil, which contains numerous compounds ranging from methane to those having 85 carbon atoms. Gasoline can be produced by “distilling” crude oil or by maintaining the oil at high temperatures until the different oil components, or “fractions” as they are called, reach boiling point and vaporize. Some of the major crude oil fractions obtained upon initial distillation are “light ends,” such as propane and butane; “straight run” gasoline, the higher boiling part of which is sometimes called naphtha; kerosene; diesel fuel; heating oil; and lubricating oils.

Several refinery processes have developed to produce the blending factions used to make gasoline. Simple distillation converts approximately 10 percent of a barrel of crude oil to gasoline. A process known as “cracking,” a breaking down of heavy oil fractions under high temperatures and pressures, produces about 25 percent of a barrel of crude oil to gasoline. In catalytic cracking, a process where oil is fed into a reaction vessel containing a catalyst, even higher percentages of gasoline are produced from crude oil. In “reforming,” the gasoline fraction is mixed with hydrogen and heated with a catalyst, causing a rearrangement of its molecular structure.

Gasoline in is usually blended from straight run gasoline, reformate, alkylate, and some butane. A number of additives are blended into gasoline. Some are used to reduce oxidation and tarnish formation. Alcohols are used to reduce icing and corrosion processes from occurring. Finally, detergents are used to remove deposits resulting from combustion from the engine and fuel injectors.

Important Measures for Gasoline

Two important measures for gasoline are the Reid vapor pressure (RVP) and the octane number. Gasoline has to be volatile enough to vaporize and mix with air to burn, but one problem is that the vapor pressure can go up or down with a change in temperature or with altitude. Summer months require a lower RVP so that gasoline does not evaporate before it combusts in a gasoline engine. Winter months require a higher RVP so that gasoline does not vapor lock before combusts. One way to control vapor pressure is by adding more or less butane.

The octane number of gasoline tells you how much the fuel can be compressed before it spontaneously ignites. Lower octane fuels can handle less compression before igniting. Octanes are therefore an important component of gasoline because they help provide smoother combustion in the car’s cylinders and prevent knocking. Knocking-- the pinging noise sometimes heard from an engine--is caused by irregular pressure waves inside a cylinder that arise from nonuniform combustion. Unchecked, knocking can crack the cylinder heads or pistons and destroy an engine.

Our Mixed Gasoline Formula

Our core technology is a formula of ethanol-methanol gasoline which is prepared from light oil, naphtha, straight-run gasoline and key additives. As opposed to traditional gasoline, its advantages are better miscibility, proper evaporation nature, high antiknock characteristics and anticorrosion nature, high stability and lower cost to consumers.

Our mixed gasoline formula consists mainly of the following ingredients:

▪	Light oil, naphtha, straight-run gasoline: 70-80%
▪	Ethanol: 8-20%
▪	Methyl alcohol: 2-10%
▪	Isobutyl alcohol: 1-6%
▪	Carbon nine solvent naphtha: 3-8%
▪	Methylnaphthalene: 0.2-1%
▪	Dimethyl ether: 1-5%
▪	Nitrobenzene: 0.5-3.4%
▪	Mixed benzene: 1-2%
▪	Dispersing agent: 0.3-0.8%
▪	Antiseptic: 0.2-0.8%
▪	Lauryl benzene sulfonic acid: 0.02-0.03%
▪	Anti-knocking compound: 0.03-0.06%
▪	C5 Petroleum Resins: 2-8%

Straight-Run-Gasoline

Gasoline produced by the direct distillation of crude oil is known as straight-run gasoline. It is usually distilled continuously, which separates the gasoline from the other fractions of the oil having higher boiling points, such as kerosene and heating oil. The range of temperatures in which gasoline boils and is distilled off is roughly between 38° and 205° C (100° and 400° F). The yield of gasoline from this process varies from about 1 percent to about 50 percent, depending on the crude oil and the process used.

Naphtha

Naphtha is a group of various volatile flammable liquid hydrocarbon mixtures used primarily as either feedstock for petrochemical cracking or gasoline reforming and blending. Naptha is a highly volatile product, manufactured from crude oil by distillation and by catalytic cracking of heavy residues. Naphtha is obtained from petroleum refineries as a small percentage (around 4%) of the distillation of crude oil. It is an intermediate between the lighter gasoline and the heavier fractions.

Methyl Alcohol

Methyl alcohol is commonly called Methanol or wood alcohol. Methanol is used in the production of a variety of chemical derivatives and in the production of methyl tertiary butyl ether (MTBE), an oxygenate and an octane enhancer for gasoline. In the United States, MTBE has been substantially removed from gasoline for environmental reasons. MTBE is currently more economic than many other components of gasoline and this has caused strong demand for MTBE, outside of the United States. To date, the net loss of methanol demand as a result of the changes occurring to gasoline formulations in the United States has had a relatively minor impact on the global methanol market.

Ethanol

Ethanol is a chemical produced by the fermentation of sugars found in grains and other biomass. Ethanol can be produced from a number of different types of grains, such as wheat and sorghum, as well as from agricultural waste products such as sugar, rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes.

Ethanol has many industrial uses. Pertinent to our business, ethanol can be used as a fuel component that serves as an octane enhancer in fuels, an oxygenated fuel additive that can reduce carbon monoxide vehicle emissions, and a non-petroleum-based gasoline extender.

C9 Solvent Naphtha

This ingredient consists mainly of aromatic hydrocarbons, including benzene and the alkyl derivatives of benzene. Hydrocarbons are molecules consisting of atoms of carbon and hydrogen. Benzene has the elemental composition C6H6 and is a flat, six-membered ring with three carbon-carbon double bonds. Aromatic hydrocarbons are important components of petroleum and its refined products. The name “aromatic” for these hydrocarbons comes from the fact that many have a strong, pungent aroma. Among the most important aromatic petroleum hydrocarbons in our formula are benzene and its derivatives (alkylbenzenes) toluene (methylbenzene) and xylenes (dimethylbenzenes).

C5 Petroleum Resins

Petroleum resin is a kind of thermal plasticizing resin produced in the refining process. Petroleum resins are mainly used for adhesives, marking paints, synthetic rubbers, but are also used in gasoline blending process.

Isobutyl Alcohol

Isobutyl Alcohol, as know as Isobutanol, is a colorless, flamable, organic compound. It is classified as an alcohol and as such it is widely used as a solvent in chemical reactions, as well as being a useful starting material for organic synthesis.

Isobutanol is produced naturally during the fermentation of carbohydrates. It may also be a by-product of the decay process of organic matter. The main use of Isobutanol is as starting material in the manufacture of isobutyl acetate, which is mostly used in the production of lacquer and similar coatings. For our purposes, it is used as a gasoline additive for spark-ignition engines where it helps to prevent carburettor icing.

Dimethyl Ether

Dimethyl ether is colorless gaseous ether with an ethereal odor and is used as an aerosol spray propellant. Dimethyl ether is also a clean-burning alternative to liquified petroleum gas, liquified natural gas, diesel and gasoline. It can be made from natural gas, coal, or biomass.

Nitrobenzene

Nitrobenzene is an industrial chemical. It is an oily yellow liquid with an almond-like odor. It dissolves only slightly in water and will evaporate to air. Nitrobenzene is used to produce lubricating oils such as those used in motors and machinery. A small amount of nitrobenzene is used in the manufacture of dyes, drugs, pesticides, and synthetic rubber.

Methylnaphthalene

Methylnaphthalene (C11H10 or CH 3C 10 H 7) is a colorless liquid oil. It does not dissolve in water, but it will dissolve in ethanol, ethyl ether, and most organic solvents. It is used for organic synthesis.

Research and Development

Our Chief Technology Officer and one of our directors, Mr. Rey Supera, has conducted numerous experiments of this mixed gasoline formula. Mr.Rey Supera has been a long time researcher in the petrochemical industry, in particular, the use of additives in gasoline products. At this time, he has concluded that our formula will work with acceptable experiment results. However, we are continually refining our formula to reduce emissions and prevent engine damage. We plan to continue conducting experiments on our formula to achieve a product that will rival traditional gasoline products. Our current experimental results, explained in the table below, include emission and damage testing of our formula compared with traditional gasoline.

Serial	Examination project		Unit	Regular Gas Specification	Target Examination result
1	Octane value		/	>=90	90
2	Temperature of Evaporation	10% Evaporation	C	<=7	68
		20% Evaporation	C	<=120	95
		50% Evaporation	C	<=190	185
		Stop point	C	<=205	200
		Left content	%	<=2	2.1
3	Steam Barometric Pressure	March 16 - September 15	KPa	<=74	72
		September 16 -March 15	KPa	<=88	86

4	Sol	Mg/100ml	<=5	5
5	Sheet copper corrosion (50C, 3h)	/	<=1	1
6	Water-soluble acid and alkali	/	No	No
7	Mechanical impurity	/	No	No
8	Water content	m/m	<=0.15	0.16

Our target examination results in the next 12 months consist of the following:

Serial	Examination project		Unit	Regular Gas Specification	Target Examination result
1	Octane value		/	>=90	91
2	Temperature of Evaporation	10% Evaporation	C	<=70	56
		20% Evaporation	C	<=120	90
		50% Evaporation	C	<=190	165
		Stop point	C	<=205	190
		Left content	%	<=2	1
3	Steam Barometric Pressure	March 16 - September 15	KPa	<=74	65
		September 16 -March 15	KPa	<=88	78
4	Sol		Mg/100ml	<=5	4
5	Sheet copper corrosion (50C, 3h)		/	<=	1
6	Water-soluble acid and alkali		/	No	No
7	Mechanical impurity		/	No	No
8	Water content		m/m	<=0.15	0.13

As at August 31, 2006 we have not spent any money on research and development. Much of the work in this area has been provided by Mr. Rey Supera free of charge. Our projected research and development expenses will be around $18,000.00-$28,000.00 in the next 12 months. Currently, we have two employees dedicated to research and development. We believe that new and timely development of products and technologies are important to our competitive position in the market and intend to continue to invest in research and development activities.

Present stage of development

Our Chief Technology Officer and one of our directors, Mr. Rey Supera, has conducted numerous experiments of our gasoline formula. However, we have not yet completed the development of formula. Our examination results are still not good enough. Our target results are listed in the table above. We expect to complete experimentation and become commercially available in late 2007.

To remain competitive in the mixed gasoline industry, we must continue to develop highly effective and efficient key components. Our current technologies are based on the initial research activities conducted by Rey Supera. The costs associated with our research and development activities are not borne by customers since we will not have any customers, if we do at all, until the completion of the marketing and development of our mixed gasoline technology. We will either raise more funds from investors or borrow from existing directors to cover our projected research and development expenses.

Key Success Factors

Strategy

Our goal is for our mixed gasoline formula to become a leading formula in the market. In order to achieve our goal, we intend to increase awareness of our products with potential customers, such as major gasoline suppliers. We intend to do this by engaging in the following:

à
Attending Oil Gas Technology Trade Meetings, Promotional Events and Conferences: We plan to attend a number of events attended by biotech institutions in order to further expose our products. These events will include biotech trade meetings and promotional events which are attended by oil gas companies and related seminars and conferences.

à
Promoting through Internet-Based and Traditional Media Advertising: We intend to use Internet-based and traditional media to promote our technology and products directly to petro chemical companies. We believe that by increasing our consumer base we will attract petro chemical companies to use our mixed gasoline formula.

Our anticipated costs to implement the strategy for the next 12 months are estimated as follows:

à	travel - $4,000.00

à	marketing - $10,000.00

à	research and development - $18,000.00-$28,000.00

We intend to obtain funds to cover these costs by private equity fundraising or shareholder's loans, although we are not able to guarantee that funds will be available or on terms that are favorable to our company. We anticipate that the Company will start to receive revenues by sale or license of mixed gasoline formula to petro chemical companies before the end of December 2007.

Skilled Management Team

We intend to expand our current management to retain skilled directors, officers and employees with experience relevant to our business focus. Our current management team is highly skilled in technical areas such as researching and developing our technologies, but not as skilled in areas such as marketing and business management. Obtaining the assistance of individuals with in-depth knowledge of operations, technology and markets will allow us to build market share more effectively.

Competition

We are not aware of any competitors in Philippines that are developing a competing mixed gasoline formula. However, we face a significant amount of competition in the gasoline industry in general.

Patents and Intellectual Property

Our formula comes from ingredients commonly used and available to the public. However, we believe our formula has advantages above that of traditional gasoline products. We are in the process of researching patent rights, and we are not aware of anyone in Philippines having any patents, trademarks and/or copyright protection for the technologies and any proprietary rights to these technologies. We believe that the formula developed by us should be protected. In order to protect our products we plan to apply for patent protection and/or copyright protection in the United States, Philippines and other jurisdictions, and will require purchasers of our products to enter into non-disclosure agreements with us.

Marketing Plan

Our directors have developed business contacts through their past and current employment in the petro chemical industry in the Philippines and have developed an intimate understanding of business practices and customs in this area. They intend on actively promoting interest in mixed gasoline among their business contacts in the petro chemical industry. In addition, we intend to promote our mixed gasoline formula through traditional advertising and promotional media, such as newspaper and trade publications, and advanced media, such as targeted electronic mail, internet banner advertising and internet webpage links, to effect maximum exposure and penetration in the petro chemical marketplace. We also anticipate joining some petro chemical conferences to introduce our mixed gasoline and services to petro chemical companies.

Brand Equity

We have selected the name of our company to establish our brand name. Atheron will be the name of our mixed gasoline formula.

Advertising

We intend to develop our website as the primary medium to promote our mixed gasoline formula. We also intend to market our mixed gasoline formula by placing banner advertising on the home pages of relevant petro chemical websites.

We intend to produce promotional material for direct marketing. However, if we are unable to complete the development of our mixed gasoline formula, or if we are unable to sell our formula sufficiently, for any reason, we may go out of business.

Legal

We have not obtained any copyrights, patents or trademarks in respect of our mixed gasoline formula, which is currently undergoing research and development. We intend to obtain all necessary copyrights, patents or trademarks, as applicable, in the United States and Philippines, when we are in a financial position to do so. We have not entered into any licensing, franchise, concession or royalty agreements in respect of our proposed mixed gasoline formula. At present, we have non-disclosure agreements with our employees to protect our technology.

Employees

Our President Mrs. Sussanna Hilario, and our Vice President Dr. Rey Supera, are the only employees of the company. They handle all of the responsibilities in the area of corporate administration, business development and research.

Government Regulation and Supervision

We are subject to the laws and regulations of those jurisdictions in which we plan to sell or license our gasoline formula technology that are generally applicable to operate a business, such as business license requirements, income taxes and payroll taxes. In general, the sale or licensing of our mixed gasoline formula in Philippines is subject to limited regulatory and/or supervisory requirements. The Philippine National Alcohol Commission under the Ministry of Trade and Industry is responsible for programs designed to use less hazardous octane enhancers, including ethanol versus tetraethyl lead (TEL) in gasoline.

Plan of Operations

Since we have only recently begun development of our gasoline formula and have not generated any revenue, our independent auditors have issued an opinion about our ability to continue as a going concern in connection with our audited financial statements for the period from our inception on May 8, 2006 to August 31, 2006. This means that our auditors believe there is doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have generated no revenues and no revenues are anticipated unless and until we complete the development and marketing of our proposed gasoline formula. Accordingly, we must raise cash from sources other than the sale of our formula. Our only other source for cash at this time is equity investments by others in our company. Our accumulated deficit is $43,985 as of August 31, 2006. The discussion below provides an overview of our operations, discusses our results of operations, our plan of operations and our liquidity and capital resources.

The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed below and elsewhere in this prospectus, particularly in the section entitled "Risk Factors".

Our primary objective in the next twelve months will be to complete development of our mixed gasoline formula, establish our marketing plan, and license our formula in the Philippines. If successful, we plan to license our formula in China and other countries in Asia.

Since our incorporation on May 8, 2006, we have taken active steps to implement our business plan. Our Chief Technology Officer and one of our directors, Rey Supera, has completed several experiments of our proposed gasoline formula. Much of the work in this area has been provided by Mr. Rey Supera free of charge. At this time, he has concluded that our formula will work with acceptable experiment results. However, we are continually refining our formula to reduce emissions and prevent engine damage. We plan to continue conducting experiments on our formula to achieve a product that will rival traditional gasoline products. Our projected research and development expenses will be around $18,000.00-$28,000.00 in the next 12 month. Currently, we have two employees dedicated to research and development. We believe that new and timely development of products and technologies are important to our competitive position in the market and intend to continue to invest in research and development activities.

We plan to establish customer and partner relationships in the Philippines once our proposed gasoline formula is fully developed. We expect that the international market for our proposed gasoline formula will grow, and we intend to expand our presence in strategic international markets in response. To address a potential global opportunity, we may hire sales, service and support personnel locally to establish new relationships with petrochemical companies abroad. However, we do not expect to hire any employees in the next twelve months.

The following sets out the timeline of our proposed operations:

▪	Develop the first sample of our proposed gasoline formula by late 2006 to early 2007. This will allow users to see the results of the gasoline formula technology and determine its effectiveness.

▪
Develop the complete and commercial version of our proposed gasoline formula by mid to late 2007. This will be the completed version of gasoline formula, which will be marketed to potential customers in Phillipines. Commence an advertising campaign for our proposed gasoline formula following its development.

▪	Commence development of prospects for higher standard gasoline formula by early 2008.

Furthermore, in our management’s opinion, we can expect to incur the following expenses to fund our plan of operation for the next twelve months:

▪
Audit fee, which consists primarily of accounting and auditing fees for the yearend audit. We estimate that our audit fees for the next twelve months will be approximately $10,000, which includes quarterly reviews;

▪
Bank charges, which consist primarily of charges by our bank for processing transactions through our checking account. We estimate that our bank charges for the next twelve months will be approximately $100;

▪
Legal and organizational fees, which consist primarily of legal fees paid by us regarding securities advice and organizing the company. We estimate that our legal and organizational fees for the next twelve months will be approximately $20,000 to $35,000; and

▪
Other operating expenses, which consist primarily of the expenses incurred for further development of our proposed gasoline formula; for the advertising campaign for our proposed gasoline formula; and for development of prospects for third party applications for our proposed containment system and other administrative expenses. We estimate that our other operating expenses for the next twelve months will be approximately $30,000.

We anticipate that, in time, the primary source of revenues for our business model will be the license fees paid by business enterprises for the use of our proposed gasoline formula. We also anticipate that we may receive compensation for professional services such as customized research and development of our proposed gasoline formula. Currently, we do not have any customers as our gasoline formula is not yet fully developed.

Purchase or Sale of Equipment

We do not have plans to purchase any significant equipment in the next twelve months.

Off Balance Sheet Arrangements

As of December 31, 2005, there were no off balance sheet arrangements.

Results of Operations for Period Ending August 31, 2006

We did not earn any revenues from inception through the period ending August 31, 2006. We do not anticipate earning revenues until such time that we have fully developed our mixed gasoline formula and are able to market that product effectively. We are presently in the development stage of our business and we can provide no assurance that we will develop our formula or successfully market it.

We incurred operating expenses in the amount of $43,985 from our inception on May 8, 2006, until August 31, 2006, consisting entirely of legal, accounting and audit fees in connection with our corporate organization and this offering. We anticipate our operating expenses will increase as we undertake our plan of operations. The increase will be attributable to undertaking the additional research phases of our mixed gasoline formula and the professional fees that we will incur in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

As of August 31, 2006, we had total current assets of $19,000, $15,000 of which consisted of cash and $4,000 of which consisted of prepaid expenses. Our total current liabilities as of August 31, 2006 were $19,985. As a result, we had working capital deficit of ($985) as of August 31, 2006.

Operating activities used $47,985 in cash for the period ended August 31, 2006. Our net loss of $43,985 for this period was the primary component of our negative operating cash flow. We primarily relied on cash from the sale of our common stock and loans to fund our operations during the period ended August 31, 2006.

The success of our business plan beyond the next 12 months is contingent upon us obtaining additional financing. We intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Description of Property

We own no real property. We have office space at 3598 Durango St. Palanan, Makati City 1235, Philippines. These facilities are provided to us at no charge by our director, Ms. Susanna Hilario, since May 2006.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

▪	Any of our directors or officers;
▪	Any person proposed as a nominee for election as a director;
▪	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
▪	Any of our promoters;
▪	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Market for Common Equity and Related Stockholder Matters

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the NASD over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of he rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have thirty-two (32) holders of record of our common stock.

Rule 144 Shares
1,250,000 shares of our common stock will be available for resale to the public after May 31, 2007 in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 21,500 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the NASD over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the NASD over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our business plan, we will need to raise additional capital. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;

2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to both to our officers and to our directors for all services rendered in all capacities to us for our fiscal year ended August 31, 2006.

Annual Compensation					Long Term Compensation
Name	Title	Year	Salary	Bonus	Other annual Compensation	Restricted Stock Awarded	Options/ SARs (#)	LTIP payouts	All Other Compensation
Rey V. Supera	Chief Technology Officer & Director	FYE August 31, 2006	$0	$0	$0	0	0	0	0
Susanna Hilario	President, Chief Executive Officer, Chief Financial Officer, Treasurer (Principal Accounting Officer), Secretary & Director	FYE August 31, 2006	$0	$0	$0	0	0	0	0
Hsiang Ling Liu	Former President, Secretary, Treasurer, and Director	FYE August 31, 2006	$0	$0	$0	0	0	0	0

We do not pay to our directors or officers any salary or consulting fee. We anticipate that compensation may be paid to officers in the event our formula becomes marketable.

Stock Option Grants

We have not granted any stock options to the executive officers or directors since our inception.

Financial Statements

Index to Financial Statements:

1.	Audited financial statements for the period from inception (May 8, 2006) to August 31, 2006, including:

RONALD N. SILBERSTEIN, C.P.A., P.L.L.C.
30201 ORCHARD LAKE ROAD, SUITE 150
FARMINGTON HILLS, MICHIGAN 48334
TEL: (248) 330-6226 ● FAX: (248) 479-0578
www.ronscpa.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Atheron, Inc.
Makati City 1235, Philippines

We have audited the accompanying balance sheet of Atheron, Inc. (a development stage company) as of August 31, 2006 and the related statements of operations, changes in stockholders’ deficit and cash flows for the period from inception (May 8, 2006) to August 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Atheron, Inc. as of August 31, 2006, and the results of its operations and its cash flows for the period from inception (May 8, 2006) to August 31, 2006 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has limited working capital, has not yet received revenue from sales of products or services, and has incurred losses from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are described in Note 5. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Ronald N. Silberstein, CPA, PLLC
Farmington Hills, Michigan
September 19, 2006

ATHERON, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
As of August 31, 2006

ASSETS

Current Assets
Cash and equivalents	$15,000
Prepaid expenses	4,000

TOTAL ASSETS	$19,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Loan payable - related party	$19,985

Stockholders’ Deficit
Common Stock, $.001 par value, 75,000,000 shares authorized, 2,150,000 shares issued and outstanding	2,150
Additional paid-in capital	40,850
Deficit accumulated during the development stage	(43,985)
Total stockholders’ deficit	(985)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$19,000

See accompanying notes to financial statements.

ATHERON, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
Period from May 8, 2006 (Inception) to August 31, 2006

Revenues	$-0-

General and administrative expenses:
Professional fees	43,985

Net loss	$(43,985)

Net loss per share:
Basic and diluted	$(0.02)

Weighted average shares outstanding:

Basic and diluted	2,150,000

See accompanying notes to financial statements.

 ATHERON, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ DEFICIT
Period from May 8, 2006 (Inception) to August 31, 2006

	Common stock		Additional paid-in capital	Deficit accumulated during the development stage		Total
	Shares	Amount
Issuance of common stock for cash @$.001	2,150,000	$2,150	$40,850	$-		$43,000
Net loss for the period	-	-	-	(43,985		(43,985)
Balance, August 31, 2006	2,150,000	$2,150	$40,850	$(43,985	$	(985)

See accompanying notes to financial statements.

ATHERON, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
Period from May 8, 2006 (Inception) to August 31, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(43,985)
Change in non-cash working capital items Prepaid expenses	(4,000)
CASH FLOWS USED BY OPERATING ACTIVITIES	(47,985)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sales of common stock	43,000
Loan from related party	19,985
CASH FLOWS PROVIDED BY FINANCING ACTIVITIES	62,985

NET INCREASE IN CASH	15,000

Cash, beginning of period	-0-
Cash, end of period	$15,000

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$-0-
Income taxes paid	$-0-

See accompanying notes to financial statements.

ATHERON, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
August 31, 2006

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Nature of Business

Atheron, Inc. (“Atheron”) was incorporated in Nevada on May 8, 2006. Atheron is a development stage company located in Makati City 1235, Philippines. Atheron is developing technology for ethanol-methanol gasoline. Atheron operates out of office space owned by a director and stockholder of the Company. The facilities are provided at no charge. There can be no assurances that the facilities will continue to be provided at no charge in the future.

Development Stage Company

The accompanying financial statements have been prepared in accordance with the Statement of Financial Accounting Standards No. 7 ”Accounting and Reporting by Development-Stage Enterprises”. A development-stage enterprise is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Cash and Cash Equivalents

Atheron considers all highly liquid investments with maturities of three months or less to be cash equivalents. At August 31, 2006 the Company had $15,000 of unrestricted cash that was being held in an escrow account by its outside attorneys, to be used for future business operations.

Fair Value of Financial Instruments

Atheron’s financial instruments consist of cash and cash equivalents. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

ATHERON, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
August 31, 2006

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic loss per share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

Atheron does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 - PREPAID EXPENSES

Prepaid expenses at August 31, 2006 consisted of an advance retainer paid to the firms outside independent auditors for services to be rendered for periods after Atheron’s year-end.

NOTE 3 - LOAN PAYABLE - RELATED PARTY

Atheron received a $19,985 loan from a shareholder and officer of the Company. The loan is non-interest bearing and is due upon demand.

NOTE 4 - INCOME TAXES

For the period ended August 31, 2006, Atheron has incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $43,985 at August 31, 2006, and will expire in the year 2026.

ATHERON, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
August 31, 2006

NOTE 4 - INCOME TAXES (continued)

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

2006
Deferred tax asset attributable to:
Net operating loss carryover	$15,000
Valuation allowance	(15,000)
Net deferred tax asset	$-

NOTE 5 - LIQUIDITY AND GOING CONCERN

Atheron has limited working capital and has not yet received revenues from sales of products or services. These factors create substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of Atheron to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations. Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our Articles of Incorporation.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our Articles of Incorporation, Article XI, provides as follows:

The Corporation shall indemnify all directors, officers, employees, and agents to the fullest extent permitted by Nevada law as provided within NRS 78.7502 and NRS 78.751 or any other law then in effect or as it may hereafter be amended.

The Corporation shall indemnify each present and future director, officer, employee or agent of the Corporation who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except by an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors, officers, employees or agents of the Corporation incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Corporation if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the Corporation.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Corporation, if a final adjudication establishes that the person’s acts or omissions involved a breach of fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$2.28
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$1,000
Accounting fees and expenses	$5,000
Legal fees and expenses	$35,000
Total	$41,067

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

On May 31, 2006, we accepted subscription agreements for sale of shares our common stock, having a par value of $0.001 per share, at the offering price of $0.02 per share for gross offering proceeds of $43,000, in offshore transactions pursuant to Regulation S of the Securities Act. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation(1)
3.2	By-Laws (1)
5.1	Opinion of Ron Serota, with consent to use (1)
23.1	Consent of Ronald N. Silberstein, CPA, PLLC
(1) Previously filed on Form SB-2 dated October 25, 2006

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Philippines on November 1, 2006.

ATHERON, INC.

By:	/s/ Susanna Hilario
[Susanna Hilario]
President, Chief Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Executive Officer, Treasurer (Principal Accounting Officer), Secretary and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By:	/s/ Susanna Hilario
[Susanna Hilario]
President, Chief Executive Officer, Chief Financial Officer, Principal Financial Officer, Principal Executive Officer, Treasurer (Principal Accounting Officer), Secretary and Director November 1, 2006

By:	/s/ Rey V. Superal
Rey V. Superal
Chief Technology Officer and Director November 1, 2006